Exhibit 10.7

RUSSIAN VERSION INTENTIONALLY OMITTED

This Share Purchase Agreement (hereinafter referred to as the “Agreement”) is made on 21 July 2023 by and between:

1.

KRYSHA & KOLESA HOLDING B.V., a company incorporated in the Netherlands with registration number 853815653, whose registered office is at Strawinskylaan 411, WTC Tower A, 4th floor, 1077 XX Amsterdam, Netherlands (“Seller”); and

2.

Kaspi Shop LLC, a company incorporated in Kazakhstan with business identification number 150540002688, whose registered office is at 154a Nauryzbai Batyr Street, Almaty 050013, Republic of Kazakhstan (“Purchaser”),

collectively the “Parties” and individually a “Party”.

RECITALS:

A.

Seller is the registered owner of 3,975,800 ordinary shares comprising 39.758% of the outstanding share capital of JSC Kolesa, a joint stock company established under the laws of the Republic of Kazakhstan, registered under business identification number 970440003326 in, with its principal place of business at Shevchenko street 157/4, Almaty A05K2P6, Almalinskiy Region, Kazakhstan (the “Company”); and

B.	Purchaser wishes to purchase from Seller, and Seller wishes to sell to Purchaser, the Shares (as defined below) upon the terms, and subject to the conditions, of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	The definitions and rules of interpretation in this Clause apply in this Agreement.

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which the banks are generally open for business in Amsterdam, Netherlands, St Peter Port, Guernsey and Almaty, Kazakhstan;

“Claim” means any claim made against Seller under this Agreement;

“Completion” means completion of the sale and purchase of the Shares in accordance with this Agreement, including both the transfer and re-registration of shares from Seller to Purchaser, and receipt of the full Purchase Price by Seller;

“Completion Date” means the date for Completion as set out in the Completion Notice or such other date as may be agreed between the Parties;

“Completion Notice” means the date notified by Purchaser to Seller in accordance with the provisions of Section 8 of this Agreement;

“Encumbrance” means a lien, charge, claim, condition, equitable interest, option, pledge, security interest, mortgage, assignment, hypothecation, easement, right of first refusal, retention of ownership rights, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership exercisable by a third party, or any agreement or arrangement having a similar effect to any of the foregoing;

“Longstop Date” means 31 October 2023 or such other date, as may be agreed between the Parties;

“Purchase Price” means the purchase price for the Shares being an amount equal to US Dollars 88,500,000 (eighty eight million five hundred thousand) to be paid to the Seller on Completion in accordance with Clause 4 (Completion);

“Shares” means 3,975,800 ordinary shares in the share capital of the Company (ISIN KZ1C00014729), making up 39.758% of the outstanding share capital of the Company immediately before Completion;

“Signing Date” means the date on which the Parties to this Agreement sign it;

“Tax” includes: (a) taxes on gross or net income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges, fees, assessments and withholdings of any nature imposed by any jurisdiction or governmental or taxing authority including interest, penalties, additions to tax or additional amounts or additional charges of any kind with respect to such items;

“Transaction Document” means:

(a)	this Agreement;

(b)	duly executed resolutions (minutes) of the Seller’s authorized body approving the Transaction set forth herein; and

(c)	any document duly executed pursuant to this Agreement,

and Transaction Documents means all those agreements and documents;

“Transaction” means the transaction provided for and implemented pursuant to the Transaction Documents; and

“Warranty” means a statement set out in Schedule 2 (Warranties).

1.2.

A person includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any unincorporated association, joint venture or partnership (whether or not having a separate legal personality).

1.3.	A reference to a Clause or a Schedule is a reference to a Clause of, or Schedule to, this Agreement.

1.4.

A reference to a statute, statutory provision or any subordinate legislation made under a statute is to such statute, provision or subordinate legislation as amended or re-enacted from time to time whether before or after the date of this Agreement and, in the case of a statute, includes any subordinate legislation made under that statute whether before or after the date of this Agreement.

1.5.	A reference to one gender includes a reference to the other gender.

1.6.	Clause and Schedule headings do not affect the interpretation of this Agreement.

1.7.	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

1.8.	Where the words “include(s)”, “including” or “in particular” are used in this Agreement, they are deemed to have the words “without limitation” following them.

1.9.	Words in the singular include the plural and, in the plural, include the singular.

1.10.	“Writing” or “written” does not include faxes or e-mail.

1.11.	The Recitals and Schedules are an integral part of this Agreement and are incorporated by reference herein.

2.	SALE AND PURCHASE OF THE SHARES

2.1.

Upon the terms, and subject to the conditions, of this Agreement, at Completion, Seller shall sell and transfer and Purchaser shall purchase and accept the transfer of the entire legal and beneficial title in the Shares free from all Encumbrances.

2.2.

The Seller undertakes it has, and shall at Completion have, the full power and the right to sell and transfer the entire legal and beneficial title in the Shares on the terms set out in this Agreement and covenants to so transfer them.

2.3.

The Shares shall be sold together with all rights now or in the future attaching to them, including all rights to receive any dividends or other distributions or any return of capital declared, made or paid after the Completion Date.

2.4.	Purchaser shall not be required to complete the sale and purchase of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this Agreement.

3.	PURCHASE PRICE

3.1.	The purchase price for the Shares is an amount equal to the Purchase Price, payable in US Dollars.

4.	COMPLETION

4.1.	Completion shall take place on the Completion Date or such other date as Seller and Purchaser may agree.

4.2.	At Completion, Seller and Purchaser must comply with their respective obligations set out in Schedule 1 (Completion Obligations).

5.	WARRANTIES

5.1.	Purchaser warrants to Seller that each Warranty in Part 1 – Schedule 2 (Warranties) is at the Signing Date and at the Completion Date true and accurate.

5.2.	Seller warrants to Purchaser that each Warranty in Part 2 – Schedule 2 (Warranties) is at the Signing Date and at the Completion Date true and accurate.

5.3.	Each Warranty is a separate and independent statement and is not limited or otherwise affected by any other Warranty or by any other provision of this Agreement.

5.4.	All Claims made by Purchaser against Seller under this Agreement shall be limited as set forth in Schedule 3 (Limitations on Claims).

6.	ANNOUNCEMENTS

6.1.	From and after the Signing Date, a Party must not:

(a)

make or send a public announcement or circular regarding the existence or the subject matter of a Transaction Document, unless it has first obtained the other Party’s written permission by Email from the addresses specified in Clause 8.2 (that permission not to be unreasonably withheld or delayed); or

(b)

permit another person to make or send on its behalf, a public announcement or circular regarding the existence or the subject matter of a Transaction Document, unless it has first obtained the other Party’s written permission by Email from the addresses specified in Clause 8.2 (that permission not to be unreasonably withheld or delayed).

6.2.	Clause 6.1 does not apply to an announcement or circular:

(a)	which is required by applicable law or regulation, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body;

(b)	which is required by a rule of a stock exchange or listing authority on which the shares or other securities of Seller or Purchaser are listed or traded; or

(c)

that Seller or Purchaser makes or sends after Completion informing its investors or employees that Purchaser has purchased the Shares provided that such announcement or circular does not disclose the financial terms of such purchase.

6.3.

A Party that is required to make or send an announcement or circular in the circumstances contemplated by Clauses 6.2(a) or 6.2(b) must, before making or sending the announcement or circular, consult with the other Party and take into account such other Party’s requirements as to the timing, content and manner of making the announcement or circular to the extent it is permitted to do so by applicable law or regulation and to the extent it is reasonably practicable to do so.

7.	ASSIGNMENT

7.1.

Neither Party may assign, transfer, charge or deal in any other manner with this Agreement or any of its rights under it, nor purport to do so, without having obtained the prior written consent of the other Party.

8.	NOTICES

8.1.

A notice, permission or other communication under or in connection with this Agreement must be in writing, in English, signed by or on behalf of the person giving it and delivered by hand or courier to the relevant Party to the contact or address set out in Clause 8.2 (or if otherwise notified by the relevant person under Clause 8.7 to such other contact or address as has been so notified).

8.2.	The contact and address for each Party is (unless otherwise notified under Clause 8.7):

(a)	in the case of Seller, as follows:

Address: ….

Email: ….

Attention: …..

(b)	in the case of Purchaser, as follows:

Address: ….

Email: ….

Attention: ….

8.3.

Unless there is evidence that it was received earlier, a notice or other communication that complies with Clause 8.1 and Clause 8.2 is deemed given if delivered by hand or courier, at the time of delivery as shown on a confirmation of delivery from the courier, except as provided in Clause 8.4.

8.4.	If deemed delivery under Clause 8.3 of a notice or other communication delivered by hand or courier occurs:

(a)	before 9 a.m. on a Business Day, the notice or other communication is deemed delivered at 9 a.m. on that day; and

(b)	after 5 p.m. on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9 a.m. on the next Business Day.

8.5.

A copy of each notice or other communication shall be sent simultaneously to the Email addresses set out in Clause 8.2, provided that a notice or other communication is not deemed given if it is sent only to Email address (except for notices and communications permitted under Clause 6) without being delivered by hand or courier as set out in Clause 8.3.

8.6.	In this clause, a reference to time is to local time in the place in which the recipient of the notice or communication is located.

8.7.

A Party may notify the other Party of a change to any of the details for it. The notice must comply with the terms of Clause 8.1 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.

9.	TERMINATION

9.1	If any of the following occur:

(a)	Completion has not occurred on or before the Long-Stop Date; or

(b)	A Party becomes aware that any Warranty was at the Signing Date or has since then become or as of the Completion Date is untrue, inaccurate or misleading; or

(c)

A Party is in material breach of any obligation on its part under this Agreement, and, where that breach is capable of remedy, it is not remedied to the reasonable satisfaction of the non-defaulting Party within ten (10) Business Days of notice by the non-defaulting Party to the defaulting Party (or the Long-Stop Date if earlier), then, but without prejudice to any other rights or remedies available to the non-defaulting Party, the non-defaulting Party may without any liability to pay damages or other amount elect, by giving notice in writing to the defaulting Party, not to complete the Transaction and to terminate all the provisions of this Agreement except this Clause 9 (Termination) and Clauses 6 (Announcements), 8 (Notices), and 16 (Governing Law and Arbitration) as well as the provisions of Clause 1 (Interpretation). However, such termination shall not affect any rights or liabilities of the Parties in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such termination.

10.	COSTS

10.1.	Each Party must pay its own costs (including Tax) incurred by it in connection with the negotiation, preparation, execution and implementation of each Transaction Document.

10.2.

All payments between the Parties under this Agreement shall be in US Dollars in full in immediately available funds by electronic or bank transfer on the due date for payment and free and clear of any deduction, set-off or counterclaim to the bank account specified by the payee by notice at least ten (10) Business Days in advance of the payment date.

11.	VARIATION AND WAIVER

11.1.	Any variation of this Agreement is valid only if it is in writing and signed by or on behalf of all Parties.

11.2.	Any waiver of any right under this Agreement is valid only if it is in writing and it applies only to the Party to whom the waiver is addressed and to the circumstances for which it is given.

11.3.

Except as otherwise provided for in this Agreement, the failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

11.4.	No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy or other rights or remedies.

12.	SEVERANCE

12.1.

If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

12.2.

If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, that provision shall be ineffective to the extent of such illegality, invalidity or unenforceability but the other provisions shall remain in force.

13.	LANGUAGE AND COUNTERPARTS

13.1.	This Agreement is made in the English and Russian languages. In case of discrepancy between the English and Russian versions, the Russian version shall prevail.

13.2.

This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement but all the counterparts shall together constitute the same Agreement.

14.	ENTIRE AGREEMENT

14.1.

The Transaction Documents together set out the entire agreement between the Parties in respect of the Transaction and supersede any previous agreement or arrangement between the Parties relating to the subject matter of the Transaction.

14.2.	Each Party:

(a)

acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of the other Party before the entering into of this Agreement;

(b)

waives all rights and remedies which, but for this Clause 14.2, might otherwise be available to it or him in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)

acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it or him under or in connection with this Agreement.

14.3.	Nothing in the Transaction Documents limits or excludes liability arising as a result of fraud.

15.	THIRD PARTY RIGHTS

15.1.	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce this Agreement.

16.	GOVERNING LAW AND ARBITRATION

16.1.	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of the Republic of Kazakhstan.

16.2.

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, formation, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement, shall be referred to and finally resolved by arbitration in accordance with the Rules of the London Court of International Arbitration (for the purpose of this clause, the Rules).

16.3.	The Rules are incorporated by reference into this clause. Capitalised terms used in this clause which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

16.4.

The number of arbitrators shall be three. The claimant shall nominate one arbitrator for appointment by the LCIA Court. The respondent shall nominate one arbitrator for appointment by the LCIA Court. The LCIA Court shall appoint the chairman.

16.5.	The seat or legal place of arbitration shall be London, England.

16.6.	The language used in the arbitral proceedings shall be English.

16.7.

An arbitration award rendered under Clause 16.2 shall be final and binding on the Parties. The Parties waive any rights which they may have (whether under the Arbitration Act 1996 of England or otherwise) to appeal any arbitration award to, or seek a ruling on a preliminary point of law from, the courts of England.

16.8.

To the fullest extent permitted by law, each Party irrevocably and unconditionally waives and agrees not to claim any immunity from proceedings brought by the other Party against it under Clause 16.2 and agrees to ensure that no such claim is made on its behalf. Each Party consents generally to the giving of any relief or the issue of any process in connection with those proceedings.

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

SCHEDULE 1

COMPLETION OBLIGATIONS

On the Completion Date as provided in the Completion Notice or otherwise agreed by the Parties the following actions shall occur:

PART 1 – SELLER’S OBLIGATIONS

1.1.	Seller shall procure the delivery to Purchaser of each of the following (in each case, to the extent not delivered prior to the Completion Date):

(a)	Seller’s corporate authorities: recent apostilled extract from the Dutch chamber of commerce to confirm the signatories’ authority to represent the Seller; and; and

(b)	Agreement: an original of this Agreement for Purchaser duly executed by Seller.

1.2.	Seller or its representative shall submit an order to the Central Securities Depository in the form stipulated by its Regulations to transfer the Shares in favour of Purchaser.

1.3.

Seller shall procure the delivery to the Central Securities Depository of an original notarized and apostilled corporate resolution of the duly authorized body of Seller approving sale of the Shares to Purchaser.

PART 2 - PURCHASER’S OBLIGATIONS

2.1.	Purchaser shall procure the delivery to Seller of each of the following (in each case, to the extent not delivered prior to the Completion Date):

(a)	Purchaser’s corporate authorities: recent apostilled extract from the Kazakh registration chamber to confirm the signatories’ authority to represent the Purchaser; and

(b)	Agreement: an original of this Agreement for the Seller, duly executed by Purchaser.

2.2.	Purchaser or its representative shall submit an order to the Central Securities Depository in the form stipulated by its Regulations to accept the Shares in favour of Purchaser.

2.3.	Purchaser shall procure the delivery to the Central Securities Depository of an original corporate resolution signed by the duly authorized body of Purchaser on purchase of the Shares.

2.4.

Within ten (10) Business Days after the date of transfer of the Shares, Purchaser shall deliver to Seller a SWIFT confirmation of payment of the Purchase Price by means of electronic transfer of funds to Seller’s designated bank account.

SCHEDULE 2

WARRANTIES

PART 1 – PURCHASER

1.	AUTHORITY AND CAPACITY

1.1	Purchaser:

(a)	is validly existing under the law of its jurisdiction;

(b)	has the right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under each Transaction Document to be entered into by it; and

has taken all necessary corporate or other action to authorise the execution of, and performance by it of, its obligations under each Transaction Document. Each Transaction Document entered into by Purchaser constitutes legal and valid obligations binding on it in accordance with its terms.

1.2	Purchaser obtained all consents, permits, and licences required and/or necessary under the applicable law to authorise the Transaction and the Transaction Documents.

1.3

Each Transaction Document to be entered into by Purchaser will, after its execution (and in the case of a deed, its delivery), constitute legal, valid and enforceable obligations binding on him in accordance with its terms.

1.4	Purchaser shall furnish all necessary notifications after the Completion of this Transaction.

1.5	Neither the execution by Purchaser of a Transaction Document nor the performance by the Purchaser of any of its obligations under a Transaction Document will violate or conflict with:

(a)	its constitutional documents;

(b)	applicable law or a provision in an agreement or instrument which is binding on it; or

(c)	an order or judgement of a court, tribunal or governmental or regulatory body (of the Republic of Kazakhstan or elsewhere) which is binding on it.

1.6

The choice of governing law as stated in this Agreement will be recognised and enforced in Purchaser’s jurisdiction of domicile, nationality and/or residence and the Company’s jurisdiction of incorporation and in any arbitration proceedings pursuant to this Agreement.

1.7

Any judgement or award obtained in relation to this Agreement in a court or tribunal of competent jurisdiction will be recognised and enforced in Purchaser’s jurisdiction of domicile, nationality and/or residence and the Company’s jurisdiction of incorporation.

1.8	The submission by Purchaser to arbitration in the terms set out in this Agreement is valid, binding and enforceable against it.

1.9

In any proceedings taken pursuant to this Agreement and/or in Purchaser’s jurisdiction of domicile, nationality and/or residence and the Company’s jurisdiction of incorporation in relation to this Agreement, Purchaser will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process

PART 2 - SELLER

2.	AUTHORITY AND CAPACITY

2.1	Seller:

(c)	is validly existing under the law of its jurisdiction;

(d)	has the right, full power and authority and all necessary consents and authorisations to enter into and perform its obligations under each Transaction Document to be entered into by it;

(e)	affirms that information contained in the Business Register extract of the Netherlands Chamber of Commerce dated 10.07.2023 is up-to-date; and

2.2

has taken all necessary corporate or other action to authorise the execution of, and performance by it of, its obligations under each Transaction Document. Each Transaction Document entered into by Seller constitutes legal and valid obligations binding on it in accordance with its terms.

2.3

Each Transaction Document to be entered into by Seller will, after its execution (and in the case of a deed, its delivery), constitute legal and valid obligations binding on it in accordance with its terms.

2.4

Neither the execution (and in the case of a deed, delivery) by Seller of a Transaction Document nor the performance by Seller of any of its obligations under a Transaction Document will violate or conflict with:

(a)	its constitutional documents;

(b)	applicable law or a provision in an agreement or instrument which is binding on it; or

(c)	an order or judgement of a court, tribunal or governmental or regulatory body which is binding on it.

3.	OWNERSHIP OF THE SHARES

3.1	Seller is the sole owner of the legal and beneficial title in the Shares and has full power, right and authority to transfer the Shares to Purchaser.

3.2	There is no Encumbrance on, over or affecting any of the Shares, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

SCHEDULE 3

LIMITATIONS ON CLAIMS

1.1	Seller shall not be liable in respect of a Claim unless:

(a)	the amount of that Claim exceeds US$50,000; and

(b)	the aggregate amount of all Claims exceeds US$300,000,

in which case the whole amount of all the Claims may be recovered by Purchaser and not only the excess.

1.2	The aggregate liability of Seller in respect of all Claims and any other payments under this Agreement shall not exceed the Purchase Price.

1.3

The liability of Seller in respect of the Warranties shall terminate on the third anniversary of Completion, except in respect of any Warranty Claim of which notice is given to Seller before the third anniversary of Completion.

1.4

If Purchaser becomes aware of a matter which is likely to give rise to a Claim, the Purchaser shall give to Seller notice of the fact and nature of the Claim, and where available, a pre-estimate of Purchaser’s loss in each case taking into account the level of knowledge of Purchaser at the relevant time (provided that the giving of notice by the Purchaser shall not be a precondition to any Claim) as soon as reasonably practicable after becoming aware of those facts.

1.5	If:

(a)	Seller makes a payment (excluding any interest on a late payment) in respect of a Claim (the Damages Payment); and

(b)

within 12 months of the making of the relevant payment Purchaser receives any sum other than from the Seller, which would not have been received but for the circumstance which gave rise to that Claim (the Third Party Sum);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate Purchaser in full for the loss or liability which gave rise to the Claim in question (such excess being the Excess Recovery),

Purchaser shall, within 10 Business Days of receiving the Third Party Sum, pay to Seller an amount equal to the Excess Recovery, after deducting (in either case) all reasonable costs incurred by Purchaser.

1.6.	Nothing in this Agreement shall be deemed to relieve Purchaser from any legal duty to mitigate any loss or damage incurred by it as a result of any breach of the Warranties.

SIGNATORIES

Executed by	)	/signed/

KRYSHA & KOLESA HOLDING B.V. /	)	Holly Nielsen, Manager A

acting by an authorised signatory	)	/signed/

Robert Stroeve, Manager B

Executed by	)	/signed/ /ROUND SEAL: Republic of Kazakhstan, Almaty, Limited Liability Company Kaspi Shop/

KASPI SHOP LLC	)	Oleg Aleksandrovich Arefyev

acting by an authorised signatory	)